Exhibit 99.1

Helen of Troy Limited Reports First Quarter Fiscal 2022 Results

Consolidated Net Sales Growth of 28.6%; Organic Business Net Sales Growth of 27.3%
GAAP Diluted Earnings Per Share (“EPS”) of $2.31
Adjusted Diluted EPS Growth of 37.5% to $3.48

Initiates Fiscal 2022 Outlook:
Consolidated GAAP Diluted EPS of $6.80 to $7.49; Core Diluted EPS of $6.60 to $7.28
Consolidated Adjusted Diluted EPS of $10.46 to $10.97; Core Adjusted Diluted EPS of $10.25 to $10.75
Consolidated Net Sales of $1.93 to $1.98 Billion; Core Net Sales of $1.90 to $1.95 Billion

El Paso, Texas, July 8, 2021 — Helen of Troy Limited (NASDAQ: HELE), designer, developer and worldwide marketer of consumer brand-name housewares, health and home, and beauty products, today reported results for the three-month period ended May 31, 2021.

Executive Summary – First Quarter of Fiscal 2022

•Consolidated net sales revenue increase of 28.6% to $541.2 million, including:
◦An increase in Leadership Brand net sales of 22.9%
◦An increase in online channel net sales of approximately 4%
◦Organic business net sales growth of 27.3%
◦Core business net sales growth of 28.9%

•The Company is in discussions with the U.S. Environmental Protection Agency (the “EPA”) regarding concerns that packaging claims on certain products in its U.S. water and air filtration and a limited subset of humidifier products are not in compliance with the EPA's strict interpretation of specific regulations. On May 27, 2021, the Company voluntarily implemented a temporary stop shipment action while it continues to work with the EPA to resolve outstanding concerns on the affected products. The EPA has not raised any product quality, safety or performance issues. The Company has already addressed the EPA's concerns on the water filtration products by making modest changes to our packaging and have resumed shipping those products. The Company expects to similarly resolve the EPA's concerns on air and humidification packaging and then resume shipping of those products as soon as operationally possible. During the first quarter of fiscal 2022, the Company recorded a $13.1 million charge referred to as “EPA compliance costs” in cost of goods sold to reflect the costs of its compliance plans with respect to inventory on hand at the end of the quarter.

•GAAP consolidated operating income of $64.8 million, or 12.0% of net sales, which includes $13.1 million in EPA compliance costs, compared to $57.0 million, or 13.5% of net sales, for the same period last year

•Non-GAAP consolidated adjusted operating income increase of 33.6% to $95.0 million, or 17.5% of net sales, compared to $71.1 million, or 16.9% of net sales, for the same period last year

•GAAP diluted EPS of $2.31, which includes EPA compliance costs of $0.52 per share, compared to $2.37 for the same period last year

•Non-GAAP adjusted diluted EPS increase of 37.5% to $3.48, compared to $2.53 for the same period last year

•Repurchased 436,842 shares of common stock in the open market during the quarter for $95.5 million, at an average price of $218.58 per share

Julien R. Mininberg, Chief Executive Officer, stated: “We delivered an outstanding first quarter, with even higher sales growth and stronger profitability than we expected. The 28.6% sales growth was broad based, with Beauty and Housewares leading the way as re-openings drove store traffic and our brands continued to distinguish themselves with consumers. Health & Home also grew, surpassing the very large COVID-related first quarter base laid down a year ago. International sales grew even faster than the fleet average as this strategic focus area benefited from prior flywheel investments. We grew adjusted EPS by 37.5%, as the very strong sales growth more than offset normalized spending versus last year and headwinds from widespread inflation affecting nearly all input costs including materials, labor, and transportation.

So far in Fiscal 2022, we have continued to take actions intended to drive long-term value for shareholders. We divested our Personal Care business in line with our long-term strategy to focus on our Leadership Brands, finalized a land purchase in Gallaway, Tennessee to build a state-of-the-art distribution center which will have high levels of automation and scalable direct-to-consumer capability, and re-purchased just under 2% of our stock. We also secured more inventory ahead of the more recent cost increases in the market, positioning us well to continue to meet demand and better manage the current period of inflation and global supply chain disruption.”

Mr. Mininberg continued: “Looking ahead to full fiscal 2022, we are now in a position to provide an outlook. Our Housewares and Beauty segments are each projecting healthy growth in revenue and profitability on top of their strong growth last year. Our projection in Health & Home includes the estimated impact of lost sales volume related to the EPA matter. Our rapid response team is working to bring this to resolution as quickly as possible. Excluding the impact of the EPA matter, we were on track to achieve growth in both Core net sales and Core adjusted EPS, which is in line with the thinking we communicated in April.

Longer term, we remain committed to our Phase II Transformation Plan and expect to return to our Phase II targets of average annual organic revenue growth of 3% and adjusted EPS growth of 8% in Fiscal 2023 and Fiscal 2024. We also remain actively focused on acquisition opportunities to further accelerate long-term value creation.”

	Three Months Ended May 31,
(in thousands) (unaudited)	Housewares	Health & Home	Beauty	Total
Fiscal 2021 sales revenue, net	$140,628	$199,956	$80,251	$420,835
Organic business (1)	52,127	1,203	61,552	114,882
Impact of foreign currency	889	2,937	1,680	5,506
Change in sales revenue, net	53,016	4,140	63,232	120,388
Fiscal 2022 sales revenue, net	$193,644	$204,096	$143,483	$541,223

Total net sales revenue growth	37.7%	2.1%	78.8%	28.6%
Organic business	37.1%	0.6%	76.7%	27.3%
Impact of foreign currency	0.6%	1.5%	2.1%	1.3%

Operating margin (GAAP)
Fiscal 2022	14.0%	5.5%	18.4%	12.0%
Fiscal 2021	16.5%	15.8%	2.8%	13.5%
Adjusted operating margin (non-GAAP)
Fiscal 2022	17.2%	14.6%	22.3%	17.5%
Fiscal 2021	19.5%	18.7%	8.0%	16.9%

Consistent with its strategy of focusing resources on its Leadership Brands, during the fourth quarter of fiscal 2020, the Company committed to a plan to divest certain assets within its Beauty segment's mass channel personal care business (“Personal Care”). The net assets to be disposed of include intangible assets, inventory, certain net trade receivables, fixed assets, and certain accrued sales discounts and allowances relating to the Company's mass channel liquids, powder and aerosol products under brands such as Pert, Brut, Sure and Infusium. Accordingly, the Company classified the identified net assets of the disposal group as held for sale. The divestiture was completed during the second quarter of fiscal 2022. The Company defines Core business as strategic business that it expects to be an ongoing part of its operations, and Non-Core business as business or net assets (including net assets held for sale) that it expects to divest within a year of its designation as Non-Core.

	Three Months Ended May 31,
(in thousands) (unaudited)	Housewares	Health & Home	Beauty	Total
Fiscal 2021 sales revenue, net	$140,628	$199,956	$80,251	$420,835
Core business (2)	53,016	4,140	64,429	121,585
Non-Core business (Personal Care) (2)	—	—	(1,197)	(1,197)
Change in sales revenue, net	53,016	4,140	63,232	120,388
Fiscal 2022 sales revenue, net	$193,644	$204,096	$143,483	$541,223

Total net sales revenue growth (decline)	37.7%	2.1%	78.8%	28.6%
Core business	37.7%	2.1%	80.3%	28.9%
Non-Core business (Personal Care)	—%	—%	(1.5)%	(0.3)%

EPA Packaging Compliance Matter

The Company is currently in discussions with the EPA regarding the compliance of packaging claims on certain of its products in the air and water filtration and a limited subset of humidifier products within the Health & Home segment that are sold in the United States. The EPA has not raised any product quality, safety or performance issues. The Company expects these products to be available for distribution with the only changes being modified labeling or different packaging. As a result of these discussions, on May 27, 2021, the Company voluntarily implemented a temporary stop shipment action in the U.S. while it works with the EPA towards an expedient resolution. The EPA has approved modest changes to the Company's labeling claims on its existing water filtration packaging, which the Company has begun to implement. The Company resumed shipment of these products this week and is actively working towards similar agreements regarding its air filtration and humidification packaging in continued collaboration with the EPA. At the Company's request, the EPA issued a Stop Sale, Use or Removal Order on June 29, 2021, which among other things, allows for the movement of certain of its products among its warehouses and will facilitate rework of the affected air filtration packaging once agreed to with the EPA. The Company believes this is meaningful progress towards a final resolution with the EPA. The stop shipment will remain in effect until the Company implements an approved labeling and repackaging plan. During the first quarter of fiscal 2022, the Company recorded a $13.1 million charge to write-off the obsolete packaging for the affected products in inventory on-hand and in-transit as of the end of the first quarter of fiscal 2022. The charge was recognized in cost of goods sold and is referred to as “EPA compliance costs.” The Company expects to incur additional EPA compliance costs, which may include costs to relabel or repackage existing inventory as well as incremental freight and storage costs, among other things.

Consolidated Results - First Quarter Fiscal 2022 Compared to First Quarter Fiscal 2021

•Consolidated net sales revenue increased $120.4 million, or 28.6%, to $541.2 million compared to $420.8 million. The growth was driven by an Organic business increase of $114.9 million, or 27.3%, primarily due to higher consolidated brick and mortar sales in the Beauty and Housewares segments due to the favorable comparative impact of store closures and reduced store traffic in the prior year period, an increase in consolidated international sales, higher sales in the club and closeout channels, growth in consolidated online sales, and the favorable impact of $15 million of orders that were not able to be shipped at the end of the fourth quarter of fiscal 2021 due to the late-February winter storm in the U.S. (“Winter Storm Uri”). These factors were partially offset by a net sales revenue decline in Non-Core business. Net sales revenue was also favorably impacted by net foreign currency fluctuations of approximately $5.5 million, or 1.3%.

•Consolidated gross profit margin decreased 1.8 percentage points to 40.8%, compared to 42.6%. The decrease in consolidated gross profit margin was primarily due to higher inbound freight expense due to rising freight costs and container supply shortages, EPA compliance costs in the Health & Home segment of $13.1 million, and a less favorable channel mix in the Housewares segment. These factors were partially offset by a more favorable product mix in the Beauty segment.

•Consolidated selling, general and administrative expense (“SG&A”) ratio decreased 0.2 percentage points to 28.8%, compared to 29.0%. The decrease in the consolidated SG&A ratio was primarily due to favorable operating leverage, reduced royalty expense as a result of the amendment of the Revlon trademark license, lower amortization expense, and a decrease in bad debt expense. These factors were partially offset by the impact of higher personnel and advertising expenses due to cost reduction initiatives in the prior year period and higher distribution expense.

•Consolidated operating income was $64.8 million, or 12.0% of net sales revenue, compared to $57.0 million, or 13.5% of net sales revenue. The decrease in consolidated operating margin was primarily driven by higher inbound freight expense due to rising freight costs and container supply shortages, EPA compliance costs, a less favorable channel mix in the Housewares segment, higher personnel and advertising expenses due to cost reduction initiatives in the prior year period, and higher distribution expenses. These factors were partially offset by a more favorable product mix in the Beauty segment, favorable operating leverage, reduced royalty expense as a result of the amendment of the Revlon trademark license, lower amortization expense, and a decrease in bad debt expense.

•Income tax expense as a percentage of income before tax was 8.0% compared to an income tax benefit of 13.0% for the same period last year, primarily due to the benefit of the CARES Act in fiscal 2021. Income tax expense for the three months ended May 31, 2021 is driven by the mix of taxable income in the Company's various jurisdictions and tax benefits associated with share-based compensation recognized in the period in which it is settled.

•Net income was $57.0 million, compared to $60.3 million. Diluted EPS was $2.31 compared to $2.37. Diluted EPS decreased primarily due to lower operating income in the Health & Home segment and the comparative impact from the CARES Act tax benefit recognized in the prior year period, partially offset by higher operating income in the Beauty and Housewares segments, lower interest expense, and lower weighted average diluted shares outstanding.

•Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) increased 32.7% to $100.8 million compared to $76.0 million.

On an adjusted basis for the first quarters of fiscal 2022 and 2021, excluding EPA compliance costs, restructuring charges, tax reform, amortization of intangible assets, and non-cash share-based compensation, as applicable:

•Adjusted operating income increased $23.9 million, or 33.6%, to $95.0 million, or 17.5% of net sales revenue, compared to $71.1 million, or 16.9% of net sales revenue. The 0.6 percentage point increase in adjusted operating margin primarily reflects a more favorable product mix in the

Beauty segment, favorable operating leverage, reduced royalty expense as a result of the amendment of the Revlon trademark license, and a decrease in bad debt expense. These factors were partially offset by higher inbound freight expense due to rising freight costs and container supply shortages, a less favorable channel mix in the Housewares segment, higher personnel and advertising expenses due to cost reduction initiatives in the prior year period, and higher distribution expenses.

•Adjusted income increased $21.7 million, or 33.7%, to $85.8 million, compared to $64.2 million for the same period last year. Adjusted diluted EPS increased 37.5% to $3.48 compared to $2.53. The increase in adjusted diluted EPS was primarily due to higher adjusted operating income in the Beauty and Housewares segments, lower interest expense, and lower weighted average diluted shares outstanding, partially offset by lower adjusted operating income in the Health & Home segment and higher tax expense resulting from the CARES Act tax benefit recognized in the prior year period.

Segment Results - First Quarter Fiscal 2022 Compared to First Quarter Fiscal 2021

Housewares net sales revenue increased $53.0 million, or 37.7%, to $193.6 million, compared to $140.6 million. Growth was driven by an Organic business increase of $52.1 million, or 37.1%, primarily due to an increase in brick and mortar sales for both OXO and Hydro Flask due to the favorable comparative impact of store closures and reduced store traffic in the prior year period, growth in international sales, higher sales in the club and closeout channels, and the favorable impact of orders that were not able to be shipped at the end of the fourth quarter of fiscal 2021 due to Winter Storm Uri. These factors were partially offset by a decrease in online sales due to the unfavorable comparative impact of an even greater shift to online shopping in the prior year period due to store closures. Net sales revenue was also favorably impacted by net foreign currency fluctuations of approximately $0.9 million, or 0.6%. Operating income was $27.1 million, or 14.0% of segment net sales revenue, compared to $23.2 million, or 16.5% of segment net sales revenue. The 2.5 percentage point decrease in segment operating margin was primarily due to a less favorable channel mix, higher inbound freight expense, higher distribution costs, an increase in marketing expense, and higher personnel expense. These factors were partially offset by lower bad debt expense and favorable operating leverage. Adjusted operating income increased 21.3% to $33.2 million, or 17.2% of segment net sales revenue compared to $27.4 million, or 19.5% of segment net sales revenue.

Health & Home net sales revenue increased $4.1 million, or 2.1%, to $204.1 million, compared to $200.0 million. Growth was driven by an Organic business increase of $1.2 million, or 0.6%, primarily due to an increase in sales in the air filtration category, growth in international sales, and the favorable impact of orders that were not able to be shipped at the end of the fourth quarter of fiscal 2021 due to Winter Storm Uri. These factors were sufficient to grow over the 30.2% organic sales increase fueled by strong COVID-19 driven demand for healthcare and healthy living products in the comparative prior year period. Net sales revenue was also favorably impacted by net foreign currency fluctuations of approximately $2.9 million, or 1.5%. Operating income was $11.2 million, or 5.5% of segment net sales revenue, compared to $31.5 million, or 15.8% of segment net sales revenue. The 10.3 percentage point decrease in segment operating margin was primarily due to a less favorable product mix, EPA compliance costs of $13.1 million, higher inbound freight expense, higher distribution costs, an increase in marketing expense, and higher personnel expenses. These factors were partially offset by lower product liability claim costs, reduced amortization expense, a decrease in royalty expense, and the favorable impact of foreign currency fluctuations. Adjusted operating income decreased 20.1% to $29.8 million, or 14.6% of segment net sales revenue, compared to $37.3 million, or 18.7% of segment net sales revenue.

Beauty net sales revenue increased $63.2 million, or 78.8%, to $143.5 million, compared to $80.3 million. The increase was driven by an Organic business increase of $61.6 million, or 76.7%. The Organic growth was broad based with strength across many aspects of the business. The growth drivers include an increase in brick and mortar sales due to the favorable comparative impact of store closures and reduced store traffic in the prior year period, growth in the volumizer franchise due to continued high consumer demand, expanded distribution primarily in the club channel, new product introductions, the favorable comparative impact of constrained supply levels in the prior year period, a strong increase in Drybar sales, an increase in online channel sales, significantly higher international sales, and the favorable impact of orders that were not able to be shipped at the end of the fourth quarter of fiscal 2021 due to Winter Storm Uri. These factors were partially offset by a decline in Non-Core business. Net sales revenue was also favorably impacted by net foreign currency fluctuations of approximately $1.7 million, or 2.1%. Operating income was $26.4 million, or 18.4% of segment net sales revenue, compared to $2.2 million, or 2.8% of segment net sales revenue. The 15.6 percentage point increase in segment operating margin was primarily due to favorable operating leverage, a more favorable product mix, reduced royalty expense as a result of the amendment of the Revlon trademark license, lower inventory obsolescence costs, the favorable impact of foreign currency fluctuations, and a decrease in bad debt expense. These factors were partially offset by higher inbound freight expense, increased marketing expense, and increased personnel expense. Adjusted operating income increased $25.5 million to $31.9 million, or 22.3% of segment net sales revenue, compared to $6.4 million, or 8.0% of segment net sales revenue.

Balance Sheet and Cash Flow Highlights - First Quarter Fiscal 2022 Compared to First Quarter Fiscal 2021

•Cash and cash equivalents totaled $37.4 million, compared to $88.5 million.

•Accounts receivable turnover was 67.4 days, compared to 67.5 days.

•Inventory was $540.1 million, compared to $276.3 million. Trailing twelve-month inventory turnover was 3.0 times compared to 3.2 times.

•Total short- and long-term debt was $511.0 million, compared to $324.9 million.

•Net cash used by operating activities for the first three months of the fiscal year was $63.4 million, compared to net cash provided of $92.8 million for the same period last year.

Subsequent Event

On June 7, 2021, the Company completed the sale of its Personal Care business, not including the Latin America and Caribbean regions, to HRB Brands LLC for $44.7 million in cash. The sale also includes an option that provides HRB Brands LLC the right to purchase the Latin America and Caribbean Personal Care businesses no later than the end of fiscal 2022, subject to meeting certain agreed-upon conditions. The carrying amount of the identified assets and liabilities within the disposal group were classified as held for sale as of May 31, 2021. The transaction is not reflected in the Company's condensed consolidated financial statements as of and for the period ended May 31, 2021.

Fiscal 2022 Annual Outlook

Due to the sale of the majority of the Personal Care business during the second quarter of fiscal 2022 and the expected continued classification of the remaining Latin America and Caribbean Personal Care business as Non-Core for fiscal 2022, the outlook the Company is providing is on both a consolidated and Core business basis in order to provide comparability between historical and future periods.

The Company's outlook includes the current estimated impact of the duration of the EPA-related stop shipment action previously discussed, which is based on the estimated timing of approval and implementation of the Company's compliance plans. The Company's outlook includes an estimated unfavorable sales revenue impact of $110 to $135 million and an unfavorable adjusted diluted EPS impact of $0.70 to $1.00 related to lost sales volume and earnings due to the EPA matter. The adjusted diluted EPS impact is net of the favorable impact of cost reduction actions being taken in the Health & Home segment, which include significant reductions in personnel, marketing and select new product development costs.

The Company incurred $13.1 million of EPA compliance costs in the first quarter of fiscal 2022 in conjunction with the implementation of its compliance plans. These costs were included in our GAAP operating results but were excluded in our non-GAAP adjusted operating results. The Company expects to incur additional EPA compliance costs, which may include costs to relabel or repackage existing inventory as well as incremental freight and storage costs, among other things. The Company expects to continue to exclude these costs from non-GAAP adjusted operating results, and the costs have been excluded from the annual outlook for non-GAAP adjusted diluted EPS.

The Company expects consolidated net sales revenue in the range of $1.93 to $1.98 billion, which implies a decline of 8.0% to 5.5%. The Company expects Core net sales revenue in the range of $1.9 to $1.95 billion, which implies a decline of 6.0% to 3.5%, which includes 6.7% to 5.4% of unfavorable impact related to the EPA matter.

The Company’s net sales outlook reflects the following expectations by segment:
•Housewares net sales growth of 7.0% to 9.0%;
•Health & Home net sales decline of 27.0% to 24.0%, including 15.2% to 12.4% of decline related to the EPA matter; and
•Beauty net sales growth of 4.2% to 6.3%; Beauty Core net sales growth of 17.0% to 19.0%.

The Company expects consolidated GAAP diluted EPS of $6.80 to $7.49 and Core diluted EPS of $6.60 to $7.28. The Company expects consolidated non-GAAP adjusted diluted EPS in the range of $10.46 to $10.97 and Core adjusted diluted EPS in the range of $10.25 to $10.75, which excludes any EPA compliance costs, asset impairment charges, restructuring charges, tax reform, share-based compensation expense and intangible asset amortization expense. The Company's Core adjusted diluted EPS outlook implies a decline of 7.0% to 2.5%, which includes 9.1% to 6.3% of impact due to the EPA matter, implying year-over-year growth of 2.1% to 3.8% not including the impact of the EPA matter.

The Company’s outlook also includes year-over-year inflationary cost pressures of approximately $55 to $60 million, or approximately $2.25 to $2.45 of adjusted diluted EPS, much of which have been mitigated through improved product mix, price increases, forward buying of inventory to delay cost impacts, utilizing previously negotiated shipping contracts at rates below current market prices, and implementing other cost reduction initiatives.

The Company’s consolidated and Core net sales and EPS outlook reflect the following:
•the assumption that the severity of the cough/cold/flu season will be in line with pre-COVID historical averages;
•the assumption that June 2021 foreign currency exchange rates will remain constant for the remainder of the fiscal year; and
•an estimated weighted average diluted shares outstanding of 24.4 million.

Due to the strong growth comparison and COVID-related events in fiscal 2021, and the timing of the estimated impacts of the shipping restrictions related to the EPA matter, the Company expects consolidated Core net sales growth for fiscal 2022 to be concentrated entirely in the first quarter of the fiscal year. The Company also expects Core adjusted diluted EPS growth for fiscal 2022 to be concentrated in the first and fourth quarters of the fiscal year, with the second quarter expected to be the most impacted by the shipping restrictions as well as having the most challenging growth comparison to the prior fiscal year.

The Company expects a reported consolidated GAAP effective tax rate range of 13.0% to 14.0%, and a Core GAAP effective tax rate range of 12.8% to 13.8% for the full fiscal year 2022. The Company expects a consolidated adjusted effective tax rate range of 10.1% to 11.1% and a Core adjusted effective tax rate range of 9.9% to 10.9%.

The Company expects capital asset expenditures of $100 to $125 million for the full fiscal year 2022, which includes expected initial expenditures related to a new 2 million square foot distribution facility with state-of-the-art automation for the Housewares segment. The Company expects the total cost of the new distribution center and equipment to be in the range of $200 to $225 million spread over fiscal years 2022 and 2023, assuming construction and equipment costs remain at current levels.

The likelihood and potential impact of any fiscal 2022 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations, material long-term distribution losses and/or customer returns that may arise related to the EPA matter, or further share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s sales and earnings outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release. The teleconference begins at 9:00 a.m. Eastern Time today, Thursday, July 8, 2021. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://investor.helenoftroy.com. A telephone replay of this call will be available at 12:00 p.m. Eastern Time on July 8, 2021 until 11:59 p.m. Eastern Time on July 15, 2021 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13720546. A replay of the webcast will remain available on the website for one year.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP such as Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted Earnings per Share (“EPS”), Core and Non-Core Adjusted Diluted EPS, EBITDA, Adjusted EBITDA, and Free Cash Flow, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s condensed consolidated statements of income and cash flows. For additional information see Note 8 to the accompanying tables to this Press Release.

About Helen of Troy Limited

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative solutions for its customers through a diversified portfolio of well-recognized and widely-trusted brands, including OXO, Hydro Flask, Vicks, Braun, Honeywell, PUR, Hot Tools and Drybar. We sometimes refer to these brands as our Leadership Brands. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.helenoftroy.com

Forward Looking Statements

Certain written and oral statements made by the Company and subsidiaries of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “would”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “currently”, “continue”, “intends”, “outlook”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that the Company expects or anticipates will occur in the future, including statements related to sales, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon its current expectations and various assumptions. The Company believes there is a reasonable basis for these expectations and assumptions, but there can be no assurance that the Company will realize these expectations or that these assumptions will prove correct. Forward-looking statements are subject to risks that could cause them to differ materially from actual results. Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-Q for the three months ended May 31, 2021, and in the Company's other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the Company's ability to successfully manage the demand, supply, and operational challenges associated with the actual or perceived effects of COVID-19 and any similar future public health crisis, pandemic or epidemic, the Company's ability to deliver products to its customers in a timely manner and according to their fulfillment standards, actions taken by large customers that may adversely affect the Company's gross profit and operating results, the Company's dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, including from the effects of COVID-19, the Company's dependence on sales to several large customers and the risks associated with any loss of, or substantial decline in, sales to top customers, expectations regarding recent acquisitions and any future acquisitions or divestitures, including the Company's ability to realize related synergies along with its ability to effectively integrate acquired businesses or disaggregate divested businesses, the Company's reliance on its Chief Executive Officer and a limited number of other key senior officers to operate its business, obsolescence or interruptions in the operation of the Company's central global Enterprise Resource Planning systems and other peripheral information systems, occurrence of cyber incidents or failure by the Company or its third-party service providers to maintain cybersecurity and the integrity of confidential internal or customer data, the Company's dependence on third-party manufacturers, most of which are located in the Asia Pacific market, and any inability to obtain products from such manufacturers, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, the geographic concentration and peak season capacity of certain U.S. distribution facilities which increase its risk to disruptions that could affect the Company's ability to deliver products in a timely manner, risks associated with the use of licensed trademarks from or to third parties, the Company's ability to develop and introduce a continuing stream of innovative new products to meet changing consumer preferences, the risks associated with trade barriers, exchange controls, expropriations, and other risks associated with domestic and foreign operations, the risks associated with significant changes in or the Company's compliance with regulations, interpretations or product certification requirements, the risks associated with the Company's discussions with the EPA on the development and implementation of compliance plans related to certain of its products within the Health & Home segment, the risks associated with global legal developments regarding privacy and data security that could result in changes to its business practices, penalties, increased cost of operations, or otherwise harm the business, the risks associated with accounting for tax positions and the resolution of tax disputes, the risks of potential changes in laws and regulations, including environmental, health and safety and tax laws, and the costs and complexities of compliance with such laws, the Company's ability to continue to avoid classification as a Controlled Foreign Corporation, the risks associated with legislation enacted in Bermuda and Barbados in response to the European Union’s review of harmful tax competition, the risks of significant tariffs or other restrictions being placed on imports from China or Mexico or any retaliatory trade measures taken by China or Mexico, the risks associated with product recalls, product liability and other claims against the Company, and associated financial risks including but not limited to, significant impairment of the Company's goodwill, indefinite-lived and definite-lived intangible assets or other long-lived assets, risks associated with foreign currency exchange rate fluctuations, increased costs of raw materials, energy and transportation, projections of product demand, sales and net income, which are highly subjective in nature, and from which future sales and net income could vary in a material amount, the risks to the Company's liquidity or cost of capital which may be materially adversely affected by constraints or changes in the capital and credit markets and limitations under its financing arrangements. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
(915) 225-4841

ICR, Inc.
Allison Malkin, Partner
(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31,
	2021		2020
Sales revenue, net	$541,223	100.0%	$420,835	100.0%
Cost of goods sold	320,631	59.2%	241,534	57.4%
Gross profit	220,592	40.8%	179,301	42.6%
Selling, general and administrative expense (“SG&A”)	155,751	28.8%	121,989	29.0%
Restructuring charges	6	—%	333	0.1%
Operating income	64,835	12.0%	56,979	13.5%
Non-operating income, net	102	—%	236	0.1%
Interest expense	2,995	0.6%	3,846	0.9%
Income before income tax	61,942	11.4%	53,369	12.7%
Income tax expense	4,970	0.9%	(6,917)	(1.6)%
Net income	$56,972	10.5%	$60,286	14.3%

Diluted earnings per share (“EPS”)	$2.31		$2.37

Weighted average shares of common stock used in computing diluted EPS	24,636		25,397

Condensed Consolidated Statements of Income and Reconciliation of Non-GAAP Financial Measures – Adjusted Operating Income, Adjusted Income and Adjusted Diluted EPS (8)
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31, 2021
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$541,223	100.0%	$—		$541,223	100.0%
Cost of goods sold	320,631	59.2%	(13,112)	(3)	307,519	56.8%
Gross profit	220,592	40.8%	13,112		233,704	43.2%
SG&A	155,751	28.8%	(2,983)	(4)	138,748	25.6%
			(14,020)	(5)
Restructuring charges	6	—%	(6)	(6)	—	—%
Operating income	64,835	12.0%	30,121		94,956	17.5%
Non-operating income, net	102	—%	—		102	—%
Interest expense	2,995	0.6%	—		2,995	0.6%
Income before income tax	61,942	11.4%	30,121		92,063	17.0%
Income tax expense	4,970	0.9%	1,264		6,234	1.2%
Net income	$56,972	10.5%	$28,857		$85,829	15.9%

Diluted EPS	$2.31		$1.17		$3.48

Weighted average shares of common stock used in computing diluted EPS	24,636				24,636

	Three Months Ended May 31, 2020
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$420,835	100.0%	$—		$420,835	100.0%
Cost of goods sold	241,534	57.4%	—		241,534	57.4%
Gross profit	179,301	42.6%	—		179,301	42.6%
SG&A	121,989	29.0%	(4,474)	(4)	108,224	25.7%
			(9,291)	(5)
Restructuring charges	333	0.1%	(333)	(6)	—	—%
Operating income	56,979	13.5%	14,098		71,077	16.9%
Non-operating income, net	236	0.1%	—		236	—%
Interest expense	3,846	0.9%	—		3,846	0.9%
Income before income tax	53,369	12.7%	14,098		67,467	16.0%
Income tax expense	(6,917)	(1.6)%	10,206		3,289	0.8%
Net income	$60,286	14.3%	$3,892		$64,178	15.3%

Diluted EPS	$2.37		$0.15		$2.53

Weighted average shares of common stock used in computing diluted EPS	25,397				25,397

Consolidated and Segment Net Sales Revenue
(Unaudited) (in thousands)

	Three Months Ended May 31,
	Housewares	Health & Home	Beauty	Total
Fiscal 2021 sales revenue, net	$140,628	$199,956	$80,251	$420,835
Organic business (1)	52,127	1,203	61,552	114,882
Impact of foreign currency	889	2,937	1,680	5,506
Change in sales revenue, net	53,016	4,140	63,232	120,388
Fiscal 2022 sales revenue, net	$193,644	$204,096	$143,483	$541,223

Total net sales revenue growth	37.7%	2.1%	78.8%	28.6%
Organic business	37.1%	0.6%	76.7%	27.3%
Impact of foreign currency	0.6%	1.5%	2.1%	1.3%

Leadership Brand and Other Net Sales Revenue
(Unaudited) (in thousands)

	Three Months Ended May 31,
	2021	2020	$ Change	% Change
Leadership Brand sales revenue, net (7)	$429,056	$349,030	$80,026	22.9%
All other sales revenue, net	112,167	71,805	40,362	56.2%
Total sales revenue, net	$541,223	$420,835	$120,388	28.6%

Consolidated and Segment Net Sales from Core and Non-Core Business (2)
(Unaudited) (in thousands)

	Three Months Ended May 31,
	Housewares	Health & Home	Beauty	Total
Fiscal 2021 sales revenue, net	$140,628	$199,956	$80,251	$420,835
Core business	53,016	4,140	64,429	121,585
Non-Core business (Personal Care)	—	—	(1,197)	(1,197)
Change in sales revenue, net	53,016	4,140	63,232	120,388
Fiscal 2022 sales revenue, net	$193,644	$204,096	$143,483	$541,223

Total net sales revenue growth (decline)	37.7%	2.1%	78.8%	28.6%
Core business	37.7%	2.1%	80.3%	28.9%
Non-Core business (Personal Care)	—%	—%	(1.5)%	(0.3)%

SELECTED OTHER DATA
Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income
to Adjusted Operating Income (Non-GAAP) (8)
(Unaudited) (in thousands)

	Three Months Ended May 31, 2021
	Housewares		Health & Home		Beauty		Total
Operating income, as reported (GAAP)	$27,143	14.0%	$11,249	5.5%	$26,443	18.4%	$64,835	12.0%
EPA compliance costs	—	—%	13,112	6.4%	—	—%	13,112	2.4%
Restructuring charges	—	—%	—	—%	6	—%	6	—%
Subtotal	27,143	14.0%	24,361	11.9%	26,449	18.4%	77,953	14.4%
Amortization of intangible assets	518	0.3%	567	0.3%	1,898	1.3%	2,983	0.6%
Non-cash share-based compensation	5,551	2.9%	4,880	2.4%	3,589	2.5%	14,020	2.6%
Adjusted operating income (non-GAAP)	$33,212	17.2%	$29,808	14.6%	$31,936	22.3%	$94,956	17.5%

	Three Months Ended May 31, 2020
	Housewares		Health & Home		Beauty		Total
Operating income, as reported (GAAP)	$23,233	16.5%	$31,533	15.8%	$2,213	2.8%	$56,979	13.5%
Restructuring charges	238	0.2%	—	—%	95	0.1%	333	0.1%
Subtotal	23,471	16.7%	31,533	15.8%	2,308	2.9%	57,312	13.6%
Amortization of intangible assets	498	0.4%	2,452	1.2%	1,524	1.9%	4,474	1.1%
Non-cash share-based compensation	3,421	2.4%	3,314	1.7%	2,556	3.2%	9,291	2.2%
Adjusted operating income (non-GAAP)	$27,390	19.5%	$37,299	18.7%	$6,388	8.0%	$71,077	16.9%

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA (8)
(Unaudited) (in thousands)

	Three Months Ended May 31, 2021
	Housewares	Health & Home	Beauty	Total
Operating income, as reported (GAAP)	$27,143	$11,249	$26,443	$64,835
Depreciation and amortization	2,548	2,726	3,439	8,713
Non-operating income, net	—	—	102	102
EBITDA (non-GAAP)	29,691	13,975	29,984	73,650
Add: EPA compliance costs	—	13,112	—	13,112
Restructuring charges	—	—	6	6
Non-cash share-based compensation	5,551	4,880	3,589	14,020
Adjusted EBITDA (non-GAAP)	$35,242	$31,967	$33,579	$100,788

	Three Months Ended May 31, 2020
	Housewares	Health & Home	Beauty	Total
Operating income, as reported (GAAP)	$23,233	$31,533	$2,213	$56,979
Depreciation and amortization	2,122	4,052	2,966	9,140
Non-operating income, net	—	—	236	236
EBITDA (non-GAAP)	25,355	35,585	5,415	66,355
Add: Restructuring charges	238	—	95	333
Non-cash share-based compensation	3,421	3,314	2,556	9,291
Adjusted EBITDA (non-GAAP)	$29,014	$38,899	$8,066	$75,979

Reconciliation of GAAP Net Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (8)
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31, 2021
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$61,942	$4,970	$56,972	$2.51	$0.20	$2.31
EPA compliance costs	13,112	197	12,915	0.53	0.01	0.52
Restructuring charges	6	—	6	—	—	—
Subtotal	75,060	5,167	69,893	3.05	0.21	2.84
Amortization of intangible assets	2,983	208	2,775	0.12	0.01	0.11
Non-cash share-based compensation	14,020	859	13,161	0.57	0.03	0.53
Adjusted (non-GAAP)	$92,063	$6,234	$85,829	$3.74	$0.25	$3.48

Weighted average shares of common stock used in computing diluted EPS						24,636

	Three Months Ended May 31, 2020
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$53,369	$(6,917)	$60,286	$2.10	$(0.27)	$2.37
Restructuring charges	333	2	331	0.01	—	0.01
Tax reform	—	9,357	(9,357)	—	0.37	(0.37)
Subtotal	53,702	2,442	51,260	2.11	0.10	2.02
Amortization of intangible assets	4,474	241	4,233	0.18	0.01	0.17
Non-cash share-based compensation	9,291	606	8,685	0.37	0.02	0.34
Adjusted (non-GAAP)	$67,467	$3,289	$64,178	$2.66	$0.13	$2.53

Weighted average shares of common stock used in computing diluted EPS						25,397

Consolidated Core and Non-Core Net Sales and Reconciliation of Core and Non-Core Diluted EPS to Core and Non-Core Adjusted Diluted EPS (Non-GAAP) (2) (8)
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31,
	2021	2020	$ Change	% Change
Sales revenue, net
Core	$521,104	$399,519	$121,585	30.4%
Non-Core	20,119	21,316	(1,197)	(5.6)%
Total	$541,223	$420,835	$120,388	28.6%

	Three Months Ended May 31,
	2021	2020	$ Change	% Change
Adjusted Diluted EPS (non-GAAP)
Core	$3.31	$2.43	$0.88	36.2%
Non-Core	0.17	0.10	0.07	70.0%
Total	$3.48	$2.53	$0.95	37.5%

	Three Months Ended May 31,
Core Business:	2021	2020
Diluted EPS, as reported	$2.15	$2.27
EPA compliance costs, net of tax	0.52	—
Restructuring charges, net of tax	—	0.01
Tax Reform	—	(0.37)
Subtotal	2.67	1.92
Amortization of intangible assets, net of tax	0.11	0.17
Non-cash share-based compensation, net of tax	0.53	0.34
Adjusted Diluted EPS (non-GAAP)	$3.31	$2.43

	Three Months Ended May 31,
Non-Core Business:	2021	2020
Diluted EPS, as reported	$0.16	$0.10
Non-cash share-based compensation, net of tax	—	—
Adjusted Diluted EPS (non-GAAP)	$0.17	$0.10

Diluted EPS, as reported (GAAP)	$2.31	$2.37

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information
(Unaudited) (in thousands)

	May 31,
	2021	2020
Balance Sheet:
Cash and cash equivalents	$37,368	$88,517
Receivables, net	406,409	332,769
Inventory, net	540,129	276,327
Total assets, current	1,056,074	757,036
Total assets	2,348,092	1,975,688
Total liabilities, current	571,735	365,929
Total long-term liabilities	574,276	388,007
Total debt	510,974	324,883
Stockholders' equity	1,202,081	1,221,752
Liquidity:
Working capital	$484,339	$391,107

	Three Months Ended May 31,
	2021	2020
Cash Flow:
Depreciation and amortization	$8,713	$9,140
Net cash (used) provided by operating activities	(63,385)	92,826
Capital and intangible asset expenditures	4,006	6,451
Net debt proceeds (repayments)	167,100	(10,900)
Payments for repurchases of common stock	110,074	10,013

Reconciliation of GAAP Net Cash (Used) Provided by Operating Activities
to Free Cash Flow (Non-GAAP) (8)
(Unaudited) (in thousands)

	Three Months Ended May 31,
	2021	2020
Net cash (used) provided by operating activities (GAAP)	$(63,385)	$92,826
Less: Capital and intangible asset expenditures	(4,006)	(6,451)
Free cash flow (non-GAAP)	$(67,391)	$86,375

Fiscal 2022 Outlook for Net Sales Revenue (2)
(Unaudited)
(in thousands)

Consolidated:	Fiscal 2021	Outlook for Fiscal 2022
Net sales revenue	$2,098,799	$1,931,000	—	$1,983,000
		(8.0)%	—	(5.5)%

Core Business:
Net sales revenue	$2,020,453	$1,900,000	—	$1,950,000
		(6.0)%	—	(3.5)%

Non-Core Business:
Net sales revenue	$78,346	$31,000	—	$33,000
		(60.4)%	—	(57.9)%

Reconciliation of Fiscal 2022 Outlook for GAAP Diluted Earnings Per Share (“EPS”) to Adjusted Diluted EPS (Non-GAAP) (2) (8)  (Unaudited)

Consolidated:	Three Months Ended May 31, 2021	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook Fiscal 2022
Diluted EPS, as reported (GAAP)	$2.31	$4.49	—	$5.18	$6.80	—	$7.49
EPA compliance costs, net of tax	0.52	1.23	—	1.03	1.75	—	1.55
Restructuring charges, net of tax	—	0.02	—	0.02	0.02	—	0.02
Subtotal	2.84	5.73	—	6.22	8.57	—	9.06
Amortization of intangible assets, net of tax	0.11	0.35	—	0.35	0.46	—	0.46
Non-cash share-based compensation, net of tax	0.53	0.89	—	0.91	1.42	—	1.44
Adjusted diluted EPS (non-GAAP)	$3.48	$6.98	—	$7.49	$10.46	—	$10.97

Core Business:	Three Months Ended May 31, 2021	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook Fiscal 2022
Diluted EPS, as reported (GAAP)	$2.15	$4.45	—	$5.13	$6.60	—	$7.28
EPA compliance costs, net of tax	0.52	1.23	—	1.03	1.75	—	1.55
Restructuring charges, net of tax	—	0.02	—	0.02	0.02	—	0.02
Subtotal	2.67	5.70	—	6.18	8.37	—	8.85
Amortization of intangible assets, net of tax	0.11	0.35	—	0.35	0.46	—	0.46
Non-cash share-based compensation, net of tax	0.53	0.89	—	0.91	1.42	—	1.44
Adjusted diluted EPS (non-GAAP)	$3.31	$6.94	—	$7.44	$10.25	—	$10.75

Non-Core Business:	Three Months Ended May 31, 2021	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook Fiscal 2022
Diluted EPS, as reported (GAAP)	$0.16	$0.04	—	$0.05	$0.20	—	$0.21
Non-cash share-based compensation, net of tax	—	—	—	—	—	—	—
Adjusted diluted EPS (non-GAAP)	$0.17	$0.04	—	$0.05	$0.21	—	$0.22

Effective Tax Rate (GAAP) and Adjusted Effective Tax Rate (Non-GAAP) (2) (8)
(Unaudited)

Consolidated:	Three Months Ended May 31, 2021	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook Fiscal 2022
Effective tax rate, as reported (GAAP)	8.0%	15.4%	—	16.5%	13.0%	—	14.0%
EPA compliance costs	(1.1)%	(2.6)%	—	(2.1)%	(2.1)%	—	(1.9)%
Restructuring charges	—%	—%	—	—%	—%	—	—%
Subtotal	6.9%	12.7%	—	14.3%	10.9%	—	12.1%
Amortization of intangible assets	—%	(0.3)%	—	(0.3)%	(0.2)%	—	(0.2)%
Non-cash share-based compensation	(0.1)%	(0.8)%	—	(0.9)%	(0.6)%	—	(0.7)%
Adjusted effective tax rate (non-GAAP)	6.8%	11.7%	—	13.0%	10.1%	—	11.1%

Core Business:	Three Months Ended May 31, 2021	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook Fiscal 2022
Effective tax rate, as reported (GAAP)	7.8%	15.1%	—	16.1%	12.8%	—	13.8%
EPA compliance costs	(1.1)%	(2.6)%	—	(2.1)%	(2.1)%	—	(1.9)%
Restructuring charges	—%	—%	—	—%	—%	—	—%
Subtotal	6.7%	12.4%	—	14.0%	10.6%	—	11.9%
Amortization of intangible assets	—%	(0.3)%	—	(0.3)%	(0.2)%	—	(0.2)%
Non-cash share-based compensation	(0.1)%	(0.7)%	—	(0.9)%	(0.6)%	—	(0.7)%
Adjusted effective tax rate (non-GAAP)	6.6%	11.4%	—	12.8%	9.9%	—	10.9%

Non-Core Business:	Three Months Ended May 31, 2021	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook Fiscal 2022
Effective tax rate, as reported (GAAP)	11.3%	45.4%	—	43.3%	19.1%	—	20.1%
Non-cash share-based compensation	—%	—%	—	—%	—%	—	—%
Adjusted effective tax rate (non-GAAP)	11.3%	45.4%	—	43.3%	19.1%	—	20.1%

HELEN OF TROY LIMITED AND SUBSIDIARIES
Notes to Press Release
(1)Previously referred to as Core business, Organic business refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, not including the impact that foreign currency had on reported net sales. Net sales revenue from internally developed brands or product lines is considered Organic business activity.
(2)The Company defines Core as strategic business that it expects to be an ongoing part of its operations, and Non-Core as business or assets (including assets held for sale) that it expects to divest within a year of its designation as Non-Core.
(3)Charges incurred in conjunction with EPA compliance of packaging claims on certain products in the air and water filtration and humidification categories within the Health & Home segment.
(4)Amortization of intangible assets.
(5)Non-cash share-based compensation.
(6)Charges incurred in connection with the Company’s restructuring plan (Project Refuel).
(7)Leadership Brand net sales consists of revenue from the OXO, Honeywell, Braun, PUR, Hydro Flask, Vicks, Hot Tools and Drybar brands.
(8)This press release contains non-GAAP financial measures. Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted EPS, Core and Non-Core Adjusted Diluted EPS, EBITDA, Adjusted EBITDA, and Free Cash Flow ("Non-GAAP Financial Measures") that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, the Company is providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP financial measures, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of certain charges and benefits on applicable income, margin and earnings per share measures. The Company also believes that these non-GAAP measures facilitate a more direct comparison of the Company’s performance with its competitors. The Company further believes that including the excluded charges and benefits would not accurately reflect the underlying performance of the Company’s operations for the period in which the charges and benefits are incurred, even though such charges and benefits may be incurred and reflected in the Company’s GAAP financial results in the near future. The material limitation associated with the use of the non-GAAP measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.